Exhibit 10.4

Koch Icon Investments, LLC
4111 East 37th Street North
Wichita, Kansas 67220

January 6, 2025
Getty Images Holdings, Inc.
605 5th Avenue S.
Suite 400
Seattle, WA 98104
Re:    Certain Transaction Matters
Ladies and Gentlemen:
WHEREAS, reference is made to (1) the Agreement and Plan of Merger, dated on or about the date hereof (the “Merger Agreement”), by and among Shutterstock, Inc., a Delaware corporation (the “Company”), Grammy HoldCo, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“HoldCo”), Grammy Merger Sub One, Inc., a Delaware corporation and a direct wholly owned subsidiary of HoldCo, Getty Images Holdings, Inc., a Delaware corporation (“Parent”), Grammy Merger Sub 2, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent, and Grammy Merger Sub 3, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent, (2) the Amended and Restated Registration Rights Agreement in the form attached as Exhibit A to the Merger Agreement (the “AR Registration Rights Agreement”), by and among Parent and the persons and entities identified on Schedule A thereto and (3) the Significant Stockholder Agreement, dated on or about the date hereof (the “Significant Stockholder Agreement”), by and among Parent, the undersigned (the “Koch Stockholder”) and certain other stockholders party thereto (the agreements listed in (1)-(3) as may be amended, modified or waived in accordance with their respective terms, collectively, the “Transaction Agreements”).  Capitalized terms used but not defined herein shall have the meanings specified in the Merger Agreement.
WHEREAS, the undersigned Koch Stockholder has indicated that it is prepared to execute a written consent approving the Parent Stock Issuance (the “Written Consent”).
WHEREAS, Parent, as an inducement to the Koch Stockholder to review the Transaction Agreements and to negotiate and enter into the Transaction Agreements to which the Koch Stockholder is party or is contemplated to be party and to consummate the transactions contemplated thereby, has agreed in accordance with the terms herein to reimburse the Koch Stockholder for its reasonable and documented out-of-pocket costs, fees and expenses (including, without limitation, legal fees) actually incurred in connection therewith pursuant to this letter agreement (this “Letter Agreement” and together with the Transaction Agreements, the “Agreements”).
WHEREAS, as of the date hereof, the Koch Stockholder is the record and beneficial owner of, has the right to dispose of, and has the sole right to vote the number of shares of Parent Common Stock set forth opposite the undersigned’s name on Exhibit A hereto (together with any shares of Parent Common Stock subsequently acquired by the Koch Stockholder after the date hereof (provided that the Koch Stockholder acquire record and beneficial ownership of, and have the unilateral authority to vote, such shares of Parent Common Stock), the “Shares”).
NOW THEREFORE, in consideration of the mutual promises and subject to the terms and conditions herein contained, and other good and valuable consideration, had and received, the receipt and sufficiency of which are hereby acknowledged, Parent and the Koch Stockholder agree as follows:

1. Reimbursement of Expenses.  Parent agrees to reimburse the Koch Stockholder for the reasonable and documented out-of-pocket costs, fees and expenses (including, without limitation, legal fees) actually incurred by or on behalf of the Koch Stockholder from and after December 9, 2024 in connection with, arising from, and/or relating to (a) the transactions contemplated by the Agreements (including the Written Consent, the “Transactions”), including, without limitation, the evaluation and due diligence thereof, (b) the preparation, review, negotiation, documentation and/or execution of the Agreements, (c) any filings, notices, publications or disclosures required to be made by the Koch Stockholder, or required or otherwise made by Parent or the Company, in connection with the Transactions, including, without limitation, any press release, any proxy statement or prospectus or other filings with the Securities and Exchange Commission, but excluding any Regulatory Expenses (as defined below) or any Litigation Expenses (as defined below) (the costs, fees and expenses listed in clauses (a) through (c), but excluding any Regulatory Expenses and Litigation Expenses, the “Transaction Expenses”), (d) any antitrust or other regulatory filings or approvals in connection with the Transactions, including, without limitation, any disclosures to any Applicable Governmental Entity (as defined below) or otherwise cooperating with any filings or approvals under any Regulatory Laws (the costs, fees, and expenses listed in this clause (d), the “Regulatory Expenses”), and (e) any Transaction Litigation or any other actual or threatened Proceeding involving any of the Koch Stockholder, its Affiliates (as defined in the Significant Stockholder Agreement) or any of their respective directors, officers, employees, trustees, partners, members, equity holders or beneficiaries in connection with, arising from or relating to the Agreements or Transactions (the costs, fees and expenses listed in this clause (e), the “Litigation Expenses”, and together with the Transaction Expenses and the Regulatory Expenses, the “Reimbursable Expenses”).  Parent shall pay such Reimbursable Expenses to the Koch Stockholder in cash or immediately available funds within forty five (45) days following the receipt by Parent of a reasonably detailed invoice for such expenses; provided, however, that no such invoice may be delivered by the Koch Stockholder to Parent for reimbursement prior to the earlier of (i) the Company Stockholder Meeting, (ii) the termination of the Merger Agreement in accordance with its terms or (iii) the date Parent notifies the Koch Stockholder that it has abandoned the Transactions (without regard to whether the Merger Agreement has been executed or not); provided, further, that Parent’s reimbursement obligations with respect to the Transaction Expenses shall not exceed, in the aggregate, $400,000 without Parent’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
2. Non-Exclusive Rights.  The rights of expense reimbursement as provided by this Letter Agreement shall not be deemed exclusive of, invalidate, limit or restrict, any other rights (including, without limitation, rights to indemnification and advancement or reimbursement of expenses and costs) to which the Koch Stockholder, including any designee of the Koch Stockholder currently serving as a director of Parent, may at any time be entitled under applicable Law, Parent’s Certificate of Incorporation, Parent’s Bylaws, any written agreement, a vote of Parent’s stockholders, a resolution of Parent’s directors or otherwise.
3. Further Actions.  Prior to or at the Closing, each of the Koch Stockholder and Parent shall (a) cooperate and use reasonable best efforts to terminate the Existing Stockholders Agreement pursuant to Section 5.18 of the Merger Agreement and (b) execute the AR Registration Rights Agreement in substantially the same form as attached as Exhibit A to the Merger Agreement, and any other agreement to which the Koch Stockholder is contemplated to be a party and that is (i) reasonably required to effect the Transactions and the other transactions contemplated by the Merger Agreement and (ii) in a form reasonably acceptable to the Koch Stockholder.

4. Documentation and Information.
(a) The Koch Stockholder shall not, and shall cause its controlled Affiliates not to, make any public announcement regarding this Letter Agreement, the Merger Agreement, the Transactions and the other transactions contemplated by the Merger Agreement without the prior written consent of Parent, except as (i) such information has been publicly disclosed previously and provided the publication and disclosure by the Koch Stockholder or its controlled Affiliates is consistent with such previous public disclosure or (ii) may be required by applicable Law or applicable stock exchange rules (provided that, to the extent reasonably practicable and permitted by applicable Law, reasonable written notice of any such disclosure shall be provided to Parent, and the Koch Stockholder shall consider in good faith the reasonable comments of Parent with respect to such disclosure and otherwise reasonably cooperate with Parent (at Parent’s sole cost and expense) in obtaining confidential treatment with respect to such disclosure if requested by Parent).  The Koch Stockholder consents to and authorizes (and hereby agrees that its controlled Affiliates consent to and authorize) the publication and disclosure by Parent and the Company of the Koch Stockholder’s and its controlled Affiliates’ identity and holding of Parent Common Stock, and the terms of this Letter Agreement (including the disclosure of this Letter Agreement), in any press release, the Proxy Statement/Prospectus and any other disclosure document required by applicable Law in connection with the Merger Agreement, the Transactions and the other transactions contemplated by the Merger Agreement and this Letter Agreement, and the Koch Stockholder acknowledges (and hereby agrees that its controlled Affiliates acknowledge) that Parent and the Company may, to the extent required by applicable Law, file this Letter Agreement or a form hereof (or refer to the contents hereof) with the SEC or any other Governmental Entity or securities exchange; provided, however, prior to any such publication, disclosure or filing, the Koch Stockholder and its Representatives shall have a reasonable opportunity to review and comment on the same and such comments shall be considered in good faith by Parent and the Company.
(b) The Koch Stockholder shall: (i) promptly provide the Company and Parent any information they may reasonably request for the preparation of any disclosure documents or regulatory filings described in Section 4(a), and the Koch Stockholder agrees to, and to cause its controlled Affiliates to, promptly notify the Company and Parent of any required corrections with respect to any information supplied by the Koch Stockholder or its controlled Affiliates specifically for use in any such disclosure document or regulatory filing, if and to the extent that any such information shall become false or misleading in any material respect; (ii) promptly provide, or cause to be provided, to any Governmental Entity whose approval is required in connection with the transactions contemplated by the Merger Agreement (an “Applicable Governmental Entity”), on a confidential basis (if permitted under applicable Law), all agreements, documents, instruments, affidavits, statements or information that may be required or requested by such Applicable Governmental Entity relating to the Koch Stockholder; and (iii) promptly provide, or cause to be provided, to any Applicable Governmental Entity, on a confidential basis (if permitted under applicable Law), all agreements, documents, instruments, affidavits, statements or information that may be required or requested by such Applicable Governmental Entity relating to the Koch Stockholder.
5. Restrictions on Transfer.
(a) Restrictions on Transfers.  The Koch Stockholder hereby agrees that, from the date hereof until the Expiration Time, the Koch Stockholder shall not, and shall cause its controlled Affiliates not to, directly or indirectly, sell, offer to sell, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of or otherwise transfer (including by operation of Law) or dispose of any Shares or any voting or economic interest therein, or enter into any agreement, arrangement or understanding to take any of the foregoing actions (each, a “Transfer”).  Notwithstanding the foregoing, this Section 5(a) shall not prohibit a Transfer of Shares by the Koch Stockholder (A) to any Affiliate of the Koch Stockholder (including any Investor Excluded Party), (B) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the family of the Koch Stockholder or (C) for estate planning purposes, in each of clauses (A) - (C), so long as such transferee, prior to such Transfer, executes a joinder to this Agreement, in a form reasonably acceptable to Parent (such acceptance not to be unreasonably withheld, conditioned or delayed), pursuant to which such transferee agrees to become a party to this Agreement and be subject to the restrictions and obligations applicable to the Koch Stockholder and otherwise become a party for all purposes of this Letter Agreement to the extent relating to such transferred Shares.  Prior to the Expiration Time, any Transfer in violation of this Section 5(a) shall be null and void ab initio.  For the purposes of Section 4 and this Section 5:

(i)
“Affiliates” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such first person, except that, with respect to the Koch Stockholder, “Affiliates” exclude (A) Parent and its Subsidiaries, (B) any “investee companies” in which the Koch Stockholder and its Affiliates (I) have an aggregate investment of less than fifty percent (50%) of the voting equity securities of such investee company and (II) do not otherwise directly or indirectly serve as general partner or managing member of such entity or have the power to appoint a majority of the voting power of the board of directors or equivalent governing body of such entity and (C) Investor Excluded Parties, unless, in the case of clause (B) or (C), (x) such investee company or such Investor Excluded Party, as applicable, is acting on behalf of, at the direction of, or in concert with the Koch Stockholder or any of its Affiliates in respect of the Shares, or (y) such investee company or Investor Excluded Party, as applicable, is a member of a group (as such term is defined in Section 13(d)(3) of the Exchange Act) with either the Koch Stockholder or any of its Affiliates with respect to any securities of the Parent;

(ii)
“Investor Excluded Parties” means (A) the Koch Stockholder’s Affiliates which are not acting on behalf of, or at the direction of, or in concert with the Koch Stockholder, (B) employee benefit plans sponsored by the Koch Stockholder or any of its Affiliates (or a master trust holding the assets of such benefit plans), (C) any family office that is an Affiliate of Koch, Inc. (“KI”) or any of KI’s shareholders and/or any investment fund or vehicle advised by, or managed by, any such family office, (D) any trust, foundation, partnership, or entity created by or for Charles G. Koch and/or David H. and/or Julia F. Koch and/or any of their respective family members, (E) any entity 80% of whose voting equity interests is owned by one or more of such trusts, foundations, partnership, or entities identified in clause (D), and/or (F) any other person that invests money for or on behalf of any of the foregoing in its capacity as such; and

(iii)
“Expiration Time” means the earliest to occur of (A) the Effective Time, (B) the valid termination of the Merger Agreement in accordance with its terms, (C) the mutual written consent of Parent and the Koch Stockholder or (D) with respect to the Koch Stockholder, the time of any modification, waiver or amendment to any provision of the Merger Agreement that reduces the amount, changes the form or type (or mix thereof) of, imposes any restrictions or conditions on the Koch Stockholder’s right to receive, or otherwise adversely affects the form, type or amount of, all or any portion of the Merger Consideration payable to the Koch Stockholder pursuant to the Merger Agreement as in effect on the date hereof (such time, the “Expiration Time”); provided that this Section 5(a)(iii), Section 4, Section 7 and Section 8 shall, subject to their terms, survive the Expiration Time; provided, however, notwithstanding the foregoing, Section 4 shall (x) not survive the occurrence of the Expiration Time pursuant to Section 5(a)(iii)(B), Section 5(a)(iii)(C) or Section 5(a)(iii)(D) and (y) survive the occurrence of the Expiration Time pursuant to Section 5(a)(iii)(A) until the date that is the six (6) month anniversary of the Closing Date; provided, further, that no such termination or expiration shall relieve any party hereto from any liability for any Willful Breach of this Letter Agreement occurring prior to such termination; provided, further, that Sections 5(a)(iii)(D) will not be implicated solely as a result of the effectuation of the provisions of Section 2.2(a) (Proration) of the Merger Agreement.

(b) Acquired Shares; Transferred Shares.  Any Shares or other voting securities of Parent with respect to which beneficial ownership is acquired by the Koch Stockholder or any of its Affiliates, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or upon exercise, exchange or conversion of any securities of Parent, if any, after the execution hereof shall automatically become subject to the terms of this Letter Agreement and shall become “Shares” for all purposes hereof.

6. Certain Other Matters.  Notwithstanding anything to the contrary set forth herein, in addition to any rights provided under Section 1 or Section 2 of this Letter Agreement, Parent hereby acknowledges and agrees that it will promptly upon demand therefore reimburse the Koch Stockholder for any out-of-pocket costs, fees and expenses (including, without limitation, legal fees) incurred in connection with the matter described as Alta Partners, et al. v. Getty Images Holdings, Inc. (S.D.N.Y. Cases Nos. 1:22-cv-08916, 1:23-cv-01074) or any matters or claims related to the same or similar facts (wherever and whenever brought or claimed) (including any such amounts incurred prior to the date hereof).
7. Merger Agreement Amendment Restrictions.  Without limiting the proviso set forth in the first sentence of Section 8.11 of the Merger Agreement as in effect on the date hereof, Parent shall not agree to any modification, waiver or amendment to any provision of the Merger Agreement that increase the amount, changes the form or type (or mix thereof) of, removes or reduces any restrictions or conditions on the Company stockholders’ right to receive, or otherwise adversely affects the form, type or amount of, all or any portion of the Merger Consideration payable by or on behalf of Parent pursuant to the Merger Agreement as in effect on the date hereof, in each case, without the prior written consent of the Koch Stockholder.
8. Specific Performance. The parties hereto agree that irreparable damage would occur, no adequate remedy at law would exist (including monetary damages) and damages would not be able to be determined in the event that any of the provisions of this Letter Agreement were not performed, or were threatened to not be performed, in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall (a) be entitled to an injunction or injunctions to prevent breaches of this Letter Agreement and to enforce specifically the terms and provisions of this Letter Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) without the necessity of proving the inadequacy of money damages as a remedy and (b) shall not oppose the granting of, or raise any objections to the availability or granting of, the equitable remedy of specific enforcement or other equitable relief on the basis that (i) the other party has an adequate remedy at law (including monetary damages) or (ii) an award of specific enforcement is not an appropriate remedy for any reason at law or equity, and all such rights and remedies at law or in equity shall be cumulative.  The parties further agree that no party to this Letter Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8, and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
9. General.  This Letter Agreement may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto.  This Letter Agreement and any claim, controversy or dispute regarding the terms of this Letter Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any principle of conflicts of law that could require the application of any other law. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING REGARDING THE TERMS OF THIS LETTER AGREEMENT.  This Letter Agreement may be executed in any number of counterparts, each of which will be an original and all of which, when taken together, will constitute one agreement.  Delivery of an executed counterpart of a signature page of this Letter Agreement by facsimile transmission or other electronic transmission (e.g., a “.pdf” or “.tif”) will be effective as delivery of a manually executed counterpart hereof. This Letter Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  Each of the parties hereto (a) submits to the exclusive jurisdiction and venue of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any proceeding arising out of or relating to this Letter Agreement, (b) agrees that all claims in respect of the proceeding shall be heard and determined in any such court and (c) agrees not to bring any proceeding arising out of or relating to this Letter Agreement in any other courts.
[SIGNATURE PAGE FOLLOWS]

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed copy of this Letter Agreement, whereupon it will become a binding agreement upon our receipt.
Very truly yours,
KOCH STOCKHOLDER: KOCH ICON INVESTMENTS, LLC

By:	/s/ Michael Harris
Name: Michael Harris
Title: Vice President

[Signature Page to Reimbursement of Expenses Letter Agreement]

ACCEPTED AND AGREED as of
the date first written above by the undersigned,
thereunto duly authorized
Getty Images Holdings, Inc.
By:	Kjelti Kellough
Name: Kjelti Kellough
Title: Senior Vice President, General Counsel, and Corporate Secretary

[Signature Page to Reimbursement of Expenses Letter Agreement]